Exhibit 10.1

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

11/04/2022 (the “Agreement Date”)

Principal Life Insurance Company (“Insurer”) and limoneira company (“Plan Sponsor”) (each individually a “Party” and collectively the “Parties”) hereby agree that Insurer will provide an irrevocable nonparticipating single premium group annuity contract (“Contract”) in connection with the settlement of liabilities associated with certain benefits arising under the limoneira company retirement plan )(the “Plan”), for a Premium amount of $12,617,160.57 (“Premium”) in accordance with and subject to the terms of this Purchase Agreement (“Agreement”). Certain details of the Agreement are set forth in Schedule A. All capitalized terms used but not defined herein have the meaning ascribed to such term in the Annuity Specifications No. 1670 Limoneira Company Retirement Plan dated 09/08/2022 and any subsequent Addendums (together, the “Specifications”) and Insurer’s Final Quote/Proposal dated 11/04/2022 (“Proposal”) (which may include clarifications to and/or deviations from the Specifications) (together, the “Contract Documents”). In the event of a conflict or inconsistency between the terms, conditions, and provisions of the Contract Documents and this Agreement, the documents govern in the following order: (a) this Agreement, (b) the Proposal and (c) the Specifications.

1.	Premium Payment - The Premium will be delivered in Cash to Insurer on or before the Premium Due Date as set forth in Schedule A (“Premium Due Date”). Cash means a wire transfer, through the Federal Reserve System, of currency of the United States of America. The Premium will be deposited in Insurer’s General Account and delivered by:

a.	Paying to Insurer an amount in Cash equal to the Premium in accordance with the instructions set forth in Schedule B.

2.	Contract

a.	Issuance - Insurer, subject to its receipt of the Premium, commits to issue the Contract as outlined in the Specifications and irrevocably commits to make the payments owed to Annuitants under the Contract. “Annuitant” means any payee under the Contract, including annuitants, contingent annuitants, alternate payees, and beneficiaries, as applicable.

b.	Terms - The Insurer’s specimen Contract has been approved by the appropriate insurance regulators. Unless otherwise mutually agreed to by the Parties, the Contract will reflect the terms in the Contract Documents.

c.	Legal Responsibility - Insurer is neither a successor to the rights and responsibilities of the Plan Sponsor nor a fiduciary to the Plan and does not assume the rights or responsibilities of a Plan Sponsor or fiduciary.

3.	Premium Adjustments

a.	Data Changes - The Parties will work cooperatively to validate the accuracy and completeness of the Annuitant benefits data furnished to Insurer for purposes of quoting the Premium reflected in the Specifications and Proposal (“Base Data”). In the event that such validation process results in any changes, additions, deletions, or other updates (“Adjustments”) to the Base Data, Insurer will calculate an adjustment to the Premium, which may be positive or negative, reflecting such Adjustments (“Premium Adjustment”).

b.	For purposes of such Premium Adjustment calculation, Insurer will apply the same pricing basis used to compute the Premium provided that the Adjustments are reported within six months of the Premium Due Date (“Reporting Period”) and are within $250,000 (plus or minus) of the Premium (“Adjustment Corridor”). If the Premium is not received on the Premium Due Date, the Reporting Period will be extended by a commensurate amount of days from the Premium Due Date to when the Premium is received by Insurer. If the Adjustments exceed the Adjustment Corridor or are reported after the expiration of the Reporting Period, Insurer will apply its then current pricing assumptions for purposes of determining the amount of the corresponding Premium Adjustment.

c.	Annuitant Deaths - In the event that an Annuitant or Contingent Annuitant with respect to whom a benefit is provided under the Contract dies prior to the Liability Date as defined in Schedule A (“Liability Date”) , Insurer agrees to refund the portion of the Premium associated with that Annuitant or Contingent Annuitant, as the case may be, minus any applicable death benefits payable in relation to a beneficiary, provided however, that notification of such a death is provided to Insurer within one year from the Liability Date. If Insurer is notified more than one year after the Liability Date OR after the Data Finalization Date defined below there will be no adjustment of Premium. Annuitant and Contingent Annuitant deaths occurring prior to the Liability Date described herein are not subject to the Adjustment Corridor.

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

d.	Plan Deviations prior to Contract Finalization.

i.	If Insurer receives a request from an Annuitant to commence a monthly benefit, receive a lump sum payout, or for a benefit quote prior to the execution of the Contract, Insurer will pay or quote the benefit amount utilizing the Base Data and Plan information provided by the Plan Sponsor with respect to the Plan in the Specifications (“Benefit Calculation”).

ii.	Upon finalization of the Contract, any conflicts or deviations between the Plan provisions, form of benefits, or Annuitant data and the information contained in Benefit Calculation (“Discrepancies”) may result in repricing of the benefit and will be the responsibility of the Plan Sponsor or the Plan.

4.	Administration

a.	Transfer - The Parties will use commercially reasonable efforts to take or cause to be taken all reasonable actions and do or cause to be done all things reasonably necessary to coordinate the takeover by Insurer of all administrative responsibilities necessary to effectively provide recordkeeping and administration services regarding all payments under the Contract commencing on the Benefit Commencement Date defined in Schedule A (“Benefit Commencement Date”).

b.	Annuity Certificates - Insurer will mail a certificate to each Annuitant following the Contract execution date.

c.	Bulk Payment - From the Benefit Commencement Date through 12/31/2022 (“Bulk Payment Term”), Plan Sponsor, or Plan Sponsor’s designee, agrees to perform any benefit calculations and make the benefit payments to Annuitants on behalf of Insurer.

i.	Unless otherwise agreed to by the Parties, Plan Sponsor (or Plan Sponsor’s designee) agrees to provide Insurer, in a format mutually agreed to by the Parties, the total amount of payments due to be paid to the Annuitants each month throughout the Bulk Payment Term (“Total Payment Amount”) not later than 10 business days prior to the date the benefit payments will be made to Annuitants by Plan Sponsor (or the Plan Sponsor’s designee).

ii.	Unless otherwise agreed to by the Parties, Insurer will pay to the Plan an amount equal to the Total Payment Amount no later than five business days prior to the date the benefit payments will be made to Annuitants by the Plan Sponsor (or Plan Sponsor’s designee).

iii.	Plan Sponsor will use commercially reasonable efforts to require their current administrator to continue to provide the existing administrative services at the same level of service currently provided to Annuitants in accordance with the Plan and applicable law.

iv.	Insurer will begin making monthly payments directly to Annuitants on and after the expiration of the Bulk Payment Term.

v.	Inaccurate or incorrect benefit payments made to Annuitants between the Bulk Payment Term will either be reconciled in (i) the Premium Adjustment as contemplated in this Agreement or, (ii) in the case of overpayment, reimbursed directly to Insurer by the Plan, and in the case of underpayment, reimbursed directly to the Plan by Insurer.

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

5.	Insurer Representations & Warranties - Insurer represents and warrants that:

a.	Due Organization and Corporate Power - Insurer is a life insurance company duly organized, validly existing, and licensed under the laws of the State of Iowa. Insurer has all requisite power and authority to enter into and carry out its obligations under this Agreement and to perform the transactions to be undertaken by Insurer hereunder.

b.	No Post-Closing Liability - Following receipt by Insurer of the Premium and Premium Adjustments, if any, the Plan and Plan Sponsor (or any of their respective affiliates or representatives) will not be liable to pay any annuity payment under the Contract for which such Premium and Premium Adjustment, if any, has been received.

c.	Relationship to the Plan - Insurer is not a trustee of the Plan, a plan administrator, as defined in § 3(16)(A) of ERISA, or an employer any of whose employees are covered by the Plan.

d.	Commissions - No fees, commissions, or payments are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable.

Acknowledgment of Compensation Disclosure. Plan Sponsor acknowledges receipt of the compensation disclosure set forth in this subparagraph (d). It was received before purchasing the products under consideration. Plan Sponsor is not receiving any compensation or other consideration – directly or indirectly – from anyone dealing with the Plan in connection with the purchase of any product(s).

e.	Insurance - Insurer agrees to maintain commercially reasonable insurance coverage consistent with accepted insurance industry standards.

6.	Plan Sponsor Representations and Warranties - Plan Sponsor represents and warrants:

a.	Due Organization and Corporate Power - Plan Sponsor is a corporation duly organized, validly existing, and licensed under the laws of the State (or Commonwealth, where applicable) of California. Plan Sponsor has all requisite power and authority to enter into and carry out its obligations under this Agreement and to perform the transactions to be undertaken by Plan Sponsor hereunder.

b.	Compliance with ERISA - The Plan and Plan Trust are maintained under and are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to Plan Sponsor’s knowledge, are in compliance with ERISA in all material respects.

c.	Tax Status - The Plan is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). To Plan Sponsor’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a).

d.	No Commissions - No fees, commissions, or payments are or will be owed by Plan Sponsor to any individual or entity in connection with the transactions contemplated in this Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable.

e.	Accuracy of Information - To Plan Sponsor’s knowledge, Annuitant data, including benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, that was furnished on behalf of Plan Sponsor to Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

f.	Acknowledgment – The Plan Sponsor acknowledges they have been given a written description of the Contract that is being offered.

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

7.	Miscellaneous

a.	Joint and Equal Participation - The Parties acknowledge that they jointly and equally participated in the drafting of this Agreement. This Agreement will not be construed against any Party by reason of their role in the drafting of this Agreement.

b.	Choice of Law and Forum - This Agreement will be governed by, construed, and interpreted in accordance with the laws of the State (or Commonwealth, where applicable) of California, excluding those provisions relating to conflicts of laws. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State (or Commonwealth, where applicable) of California in respect of all matters arising out of or in connection with this Agreement. To the fullest extent permitted by law, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Agreement.

c.	Confidential Information - Insurer will comply, and will ensure that all of its affiliates, agents and subcontractors comply, with all applicable laws and regulations governing the confidential information of all Annuitants, including those laws relating to privacy, data security and protection, and the safeguarding of such information, and its maintenance, disclosure, and use. Insurer will maintain administrative, technical, and physical safeguards to protect the privacy and security of the confidential information related to Annuitants. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any Annuitant.

d.	Counterparts - This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

IN WITNESS WHEREOF, Insurer and Plan Sponsor have executed this Agreement as of the Agreement Date written above.

LIMONEIRA COMPANY		PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/Amy Fukutomi	By:	/s/ Timothy A. Lewis

Print name:	Amy Fukutomi	Print name:	Timothy A. Lewis

Title:	VP of Compliance & Corporate Secretary	Title:	Senior Actuary and Director

Date:	November 4, 2022	Date:	November 4, 2022

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

Agreement Detail

Items marked with ** must be completed and verified by Contractholder/Plan Sponsor

Contract Number	2-21884
** Contract Issued to	Limoneira Company, a Delaware Company
** Exact Plan Name	Limoneira Company Retirement Plan
** Employer Name	Limoneira Company
** Employer Address Line 1	1141 Cummings Road
** Employer Address Line 2	Santa Paula, CA 93060
** Secure Act Adopted (yes or no)	No
Liability Date(s)	11/10/2022 (deferred) 11/10/2022 (retired)
Benefit Commencement Date	12/01/2022 (1 month temporary bulk payment)
Premium due date	11/10/2022
Premium amount	$12,617,160.57
Number of retired lives under contract	221
Number of deferred lives under contract	29
Total lives under contract	250
Proposal provided on	11/04/2022

Classification: Company Confidential

Single Premium Guaranteed Annuity Contract Purchase Agreement	Principal Life Insurance Company Des Moines, IA 50392-0001 800.986.3343 www.principal.com

Insurer’s General Account instructions

Wiring instructions

Amount to transfer $ 12,617,160.57	Date of transfer 11/10/2022

For cash:

Request your bank to transfer Federal Funds by wire to:

Wells Fargo Bank

420 Montgomery Street

San Francisco, CA 94104

ABA No.: 121000248

Account No.: 0000901239

Account name: Principal Life Insurance Company Pension Account

OBI instructions: PFGN(S) Contract No (2)- 21884	Contract Name: Limoneira Company

Ask the bank to include your contract name and number

Note: Wire must be received in our bank account by 3:00 pm CST to be credited the same day. Wires received after 3:00 pm CST will be credited the following business day. Circumstances beyond our control may arise which would prevent us from meeting this timing. In the event of such an occurrence, wire transfers will be credited with earnings as soon as possible.

For securities:

Fed settlement instructions (for Treasuries/Agencies)

Citibank NYC/CUST

ABA No.: 021000089

Account name: Principal Life Insurance Co Custody

Account No.: 847166

Depository Trust & Clearing (DTC) settlement instructions

Citibank #0908

Account name: Principal Life Insurance Co Custody

Account No.: 847166

Physical settlement instructions

Citibank NA

399 Park Ave.

Level C Vault

New York, NY 10022

(Attn: Mr. Keith Whyte)

Must include:

Account name: Principal Life Insurance Co Custody

Account No.: 847166

Note: Wire must be received in our bank account by 3:00 pm CST to be credited the same day. Wires received after 3:00 pm CST will be credited the following business day. Circumstances beyond our control may arise which would prevent us from meeting this timing. In the event of such an occurrence, wire transfers will be credited with earnings as soon as possible.

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Classification: Company Confidential